UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2018

pdvWireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36827	33-0745043
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of principal executive offices)	(Zip Code)

(973) 771-0300
Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2018, pdvWireless, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Robert H. Schwartz to serve as the Company’s president and chief operating officer.

Mr. Schwartz, age 53, has served as the Company’s chief strategy and development officer since joining the Company in August 2015.  Prior to joining the Company, Mr. Schwartz served as chief executive officer of STI Brasil, LLC, a company focused on developing shared fiber infrastructure for wireless operators in Brazil, beginning in October 2013.  Prior to leading STI, from November 2009 to September 2013, Mr. Schwartz served as managing director of Unison Site Management, during which time Unison acquired and managed cell site easements throughout the United States and sold its site portfolio to American Tower.  From June 2006 to October 2009, Mr. Schwartz was managing partner of Woodmont Partners LLC, a strategic consultancy to telecom, media and technology companies including software, mobile and cable companies.  Earlier Mr. Schwartz was executive vice president of IDT Telecom from 2001 to 2006, and included leading corporate development, product management and the mobile division.  In 1996, Mr. Schwartz joined The Associated Group to launch Teligent, and became its senior vice president of corporate development, leading functions including strategy, capital markets, investor relations and M&A activities through the startup, initial public offering, and the subsequent sale to Liberty Media.  Mr. Schwartz also served as director of corporate development at Nextel where he was responsible for supporting key strategy, M&A and capital markets initiatives, including the strategic investment in Nextel by Craig McCaw’s Eagle River in 1996.  Mr. Schwartz holds an MBA from the Wharton School at the University of Pennsylvania and a Bachelor’s Degree in Business Administration from George Washington University’s School of Government and Business Affairs.

In connection with Mr. Schwartz’s promotion, the Compensation Committee of the Board set Mr. Schwartz’s base salary at $340,000 per year, effective as of May 14, 2018, and set his target bonus for fiscal 2019 at 60% of his base salary.  The Compensation Committee also granted Mr. Schwartz a stock option (the “Option”) to purchase 100,000 shares of the Company’s common stock (the “Option Shares”).  The Option Shares have an exercise price of $28.20 per share, which was the closing market price of the Company’s common stock on the Nasdaq Stock Market on May 14, 2018, the date of grant.  50% of the Option Shares will vest on May 14, 2020, 25% of Option Shares will vest on May 14, 2021 and the remaining 25% of the Option Shares will vest on May 14, 2022, based on his continuous service to the Company through the applicable vesting date.

Additionally, the Compensation Committee set Mr. Schwartz as a Tier 1 participant under the Company’s 2015 Executive Severance Plan (the “Severance Plan”).  As a Tier 1 participant, if the Company terminates Mr. Schwartz’s employment for reasons other than cause, death or disability, or Mr. Schwartz terminates his employment for good reason, Mr. Schwartz will be eligible to receive a cash severance payment equal to two times his base salary and target bonus, paid in installments over 24 months, plus a pro-rated target bonus for the fiscal year in which his termination occurs, health benefit continuation for 18 months and outplacement assistance for 12 months.   In addition, Mr. Schwartz will receive pro-rated accelerated vesting through the date of his termination for his time-based equity awards and a 9-month time period to exercise any vested stock options.

Under the Severance Plan, upon termination of Mr. Schwartz’s employment by the Company for reasons other than cause, death or disability, or by Mr. Schwartz for good reason, six months before or within 24 months after a change in control, Mr. Schwartz will be eligible to receive a cash severance payment equal to two times his base salary and target bonus, plus a pro-rated target bonus for the fiscal year in which the termination occurs, health benefit continuation for 18 months and outplacement assistance for 12 months.  In addition, Mr. Schwartz will receive full accelerated vesting of his outstanding equity awards that are not cashed out upon the change in control and a two-year time period to exercise any stock options.

Mr. Schwartz’s right to receive severance benefits under the Severance Plan is subject to and contingent upon his execution of a release agreement in favor of the Company and his compliance with the restrictive covenants set forth in Section 6(b) of the Severance Plan.

There are no family relationships between Mr. Schwartz and any of the Company’s other directors or executive officers, and Mr. Schwartz does not have any direct or indirect material interests in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company’s 2015 Executive Severance Plan was previously approved by the Compensation Committee and filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 27, 2015 and incorporated herein by reference. The Company’s form of Executive Time-Based Stock Option Agreement and Grant Notice under the Company’s 2014 Stock Plan was filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the SEC on February 16, 2016 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

pdvWireless, Inc.

Date: May 15, 2018	/s/ Morgan E. O’Brien
Morgan E. O’Brien
Chief Executive Officer